Exhibit 23.3

INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

RC2 Corporation (the "Company") dismissed Arthur Andersen LLP as its independent public accountants on June 18, 2002. After reasonable efforts, the Company has been unable to obtain the consent of Arthur Andersen LLP to the incorporation by reference into the Company's Registration Statements on Form S-3 of Arthur Andersen LLP's audit report with respect to the Company's consolidated financial statements for the year ended December 31, 2001 where such incorporation is by virtue of the Company including such report in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Registration Statement on Form S-3, without a written consent from Arthur Andersen LLP. The absence of a consent from Arthur Andersen LLP may limit claims against Arthur Andersen LLP under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the Company's consolidated financial statements for the year ended December 31, 2001 or any omissions to state a material fact required to be stated in those financial statements. The Company believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen LLP's reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act. In addition, even if a claim is successfully asserted against Arthur Andersen LLP, Arthur Andersen LLP may not have sufficient assets to satisfy any claims (including claims arising from Arthur Andersen LLP's provision of auditing and other services to the Company).